Exhibit 4.85
EQUITY TRANSFER AGREEMENT
among
Liang Ruan
Yuqi Shi
And
Shanghai Saiyu Information Technology Co., Ltd.
Jie Li
Jiamei Wan
12 February, 2007

Equity Transfer Agreement
This Equity Transfer Agreement (“this Agreement”) is entered into by the following parties on [  ] [  ], 2007, in Beijing, People’s Republic of China.
Party A: Liang Ruan
Identification Number: 360403197312260018
Party B: Yuqi Shi
Identification Number:
(hereinafter referred to as the “Transferee”)
Party C: Jie Li
Identification Number:
Party D: Jianmei Wan
Identification Number:
(hereinafter referred to as the “Transferor”, and together with the Transferee, as the “Parties”)
Target Company: Shanghai Saiyu Information Technology Co., Ltd.
Registered Address: Suite 206-P, Pucang Road 485, Qingpu District, Shanghai
Legal Representative: Jie Li
Business Registration Number: 3102292095806

WHEREAS
1.
Shanghai Saiyu Information Technology Co., Ltd. (“Shanghai Saiyu”) is a limited liability company duly incorporated and existing under the laws of People’s Republic of China. The Henan Yinshan’s register capital is RMB10 million, in which Party C holds 70% equity interest, and Party D holds 30% equity interest. As of the date as set forth in this Agreement, the Sellers are joint controlling sharehoders of the Henan Yinshan for their capital contribution

2.	Both Party A and Party B are PRC citizens with full capacity of civil conduct, and jointly wish to accept the 100% equity interest of Shanghai Saiyu from the Transferees.

3.
The Transferors wish to transfer the 100% equity interest of Shanghai Saiyu to the Transferees, in which, Party C shall transfer 50% equity interest to Party A, and 20% equity interest to Party B. Party D shall transfer 30% equity interest to Party B. Upon the closing of the transaction, Party A shall own 50% equity interest of Shanghai Saiyu, and Party B shall own 50% equity interest of Shanghai Saiyu.

NOW, THEREFORE, the Parties enter into the following agreement through amicable negotiations in the spirit of mutual benefit and good faith, and pursuant to the relevant laws and regulations:
Article 1 Equity Transfer
1.
The Transferor hereby agrees to transfer, pursuant to the terms and conditions hereunder, all of its 100% equity interest in Shanghai Saiyu to the Transferee on the Effective Date of Transfer (defined below) described in Article 3, and the Transferee hereby agrees to accept such transfer pursuant to the terms and conditions hereunder (the “Equity Transfer”).

2.
From the Effective Date of Transfer under Article 3 hereof, the Transferee shall become the lawful owner of the transferred equity interest pursuant to the terms and conditions hereunder, enjoy and bear all the rights and obligations in connection with the transferred equity interest (including all the rights, interests and obligations relating to its investment); the Transferor shall cease to enjoy any rights, or bear any obligations, in connection with the transferred equity interest, except as otherwise provided hereunder.

3.	From the Effective Date of Transfer, the Transferee shall own the following capital contribution and percentage in the registered capital:

Party A: RMB 5,000,000, own 50% equity interest of Shanghai Saiyu registered capital

Party B: RMB 5,000,000, own 50% equity interest of Shanghai Saiyu registered capital

Article 2 Equity Transfer Price and Method of Payment
1.	The Equity Transfer Price for the share shall be RMB 10,000,000 and the payment schedule shall be as follows:
(1)	The initial payment of 40% shall be paid to the designated account of the Transferor through bank transfer within five (5) working days from the Effective Date of Transfer;

(2)	The second payment of 10% shall be paid to the designated account of the Transferor through bank transfer within five (5) working days after the following pre-requisite terms as follows:
a)
Both parties agree that the Transferor shall, within twenty (20) business days after the equity transfer hereunder has been approved by the original approval authority of Shanghai Saiyu and the amended foreign-invested enterprise approval certificate has been issued, complete the formalities for amended industrial and commercial registration at the relevant industrial and commercial authority.

b)	Shanghai Saiyu has undergone no unfavorable changes in its business, operation, properties, prospects and assets;

c)
All the representations, warranties and covenants of the Transferor under Article 4 hereof are true and accurate as of the Execution Date hereof and the Effective Date of Equity Transfer, as if such representations and warranties are made as of the Execution Date and the Effective Date of Equity Transfer (except for such representations and warranties that are made at a specific date and are required to be true and accurate only at such date);

d)
The Transferor has terminated all employment contracts with the existing staff of Shanghai Saiyu and has completed all necessary procedures, and shall be hold liable for any expenses (including without limitation reimbursement, penalties, social security expenses, and etc.)

(3)
The third payment shall be paid within five (5) business days after the Transferor has entered into formal agreements with China Mobile Communications Group Corporation in connection with all services (including IVR, SMS, MMS, and WAP) provided by Shanghai Saiyu, and . The amount of such payment shall be determined in the following manner:

(4)	The fourth payment of 30% shall be paid to the designated account of the Transferor through bank transfer in the event that:
a)	Shanghai Saiyu has provided services online for one (1) year;

b)
Perform in strict compliance with the relevant rules and regulations in connection with the Monternet services of China Mobile Communications Group Corporation and the Ministry of Information Industry;

c)	Satisfy the assessment standards of new business operation;

d)	Successfully renews all formal agreements in connection with services including IVR, SMS, MMS, and WAP with China Mobile Communications Group Corporation.
The fourth payment shall be paid upon the effective signing date of the above various service agreements (in the event that different effective signing date in various service agreement, the last effective signing date shall be the effective payment date). In the event of Shanghai Saiyu unable to successfully renew agreements with mobile operators due to any unpredictable and inevitable significant changes of the relevant policies of government authorities and mobile operators, the fourth payments shall still be paid to the Transferor.
(5)
Either the Transferors or the Transferees shall promptly, but in no event later than the third business day after they have learned that any of the above Preconditions has been satisfied, notify the other party of such satisfaction and provide written evidence thereof (such as photocopies of relevant approvals or filed documents).

(6)
All the Preconditions listed in Article (3) shall be satisfied as a whole within six (6) months upon execution hereof. In the event that any of the Preconditions set forth above has failed to be satisfied in the specified in the specified time limit, both Parties agree to engage in further negotiations on this issue to resolve this matter.

(7)
According to all the services (including IVR, SMS, MMS, WAP) in connection with the formal agreement entered by the Company and the mobile operators as set forth under Article 3 (a), in the event that the Information Fee of each business line is lower than the Information Fee as set forth under the Appendix 1 of this Agreement, the Transferee shall have the right to lower the total consideration of this Agreement and renegotiate with the Transferor, or the Transferee shall have the right to terminate this Agreement without any prior consent from the Transferee. This Agreement shall promptly terminate after the Transferee issue a written termination agreement to the Transferor, and the Transferor shall promptly pay back the Transferee considerations in one payment received from the Transferee.

(8)	The designated bank account details of the Transferor are as follows:

Name of Bank: Construction Bank of China Beijing Branch Haidian Sub-branch

Account Number: 4367420011190071124

Name of Account: Jianmei Wan
Article 3 Balance Sheet Date
1.
Upon the Effective Date of Transfer of this Agreement, both Parties shall negotiate the detail date of the Balance Sheet Date. Upon Balance Sheet Date, both Parties shall enter into the formal financial hand over procedures.

Article 4
1.
The Transferor shall, within twenty (20) business days after the equity transfer hereunder has been approved by the original approval authority of Shanghai Saiyu and the amended foreign-invested enterprise approval certificate has been issued, complete the formalities for amended industrial and commercial registration at the relevant industrial and commercial authority, and the Transferee shall assist the Transferor in completing such formalities. The amendment of industrial and commercial registration shall include the following:

a)	Completion of registration amendment in connection with the equity transfer, the registered shareholder shall be changed from the Transferor to the Transferee;

b)	Completion of the amendment to registration of the directors and legal representative, appointing Shi Yuqi as the director and legal representative;

c)	Completion of the amendment to registration of the General Manager of the company, appointing Shi Yuqi as the General Manager;

d)	Completion of the amendment to registration of the chairman of supervisor, appointing Liu Juanmei as the chairman of supervisor;

e)	Completion of registration of the amended articles of association.
2.
The Transferor shall promptly notify the Transferee upon receipt of the notice about completion of the formalities issued by the industrial and commercial administration, and the Transferee shall get all the documents for the completed amended industrial and commercial registration within three (3) business days after receipt of the notice from the Transferor. The amended industrial and commercial registration in this Article shall be finally completed after the Transferee has received all the documents.

3.
The materials required by the industrial and commercial administration provided by the Transferor shall be authentic and valid, and satisfy the requirements of the industrial and commercial administration.

Article 5 Representations, Warranties and Covenants of the Transferor
1.	Shanghai Saiyu is a wholly foreign owned limited liability company duly established and effectively existing under the PRC laws;

2.
The Transferor has all the necessary rights, powers and capacities to execute and perform all the duties and obligations hereunder, and this Agreement shall constitute its legal, valid and binding obligations after execution hereof.

3.
The Transferor has the legal and actual ownership to the equity interest to be transferred hereunder, has the capacity for rights and actions in connection with the equity transfer, and has obtained all the necessary approvals other than the approval from the original approval authority of Shanghai Saiyu regarding the equity transfer hereunder.

4.	The execution and performance of this Agreement by the Transferor do not contravene any law, articles of association, contract, agreement or other legal documents binding on the Transferor.

5.	There exists no pledge, preferential right or third party’s rights and interests in any form, or any encumbrance.

6.	The transferor agreed to give up the preemptive right arising from the equity transfer under this Agreement.

7.	The information contained in the due diligence and other materials of Shanghai Saiyu delivered to the Transferee by the Transferor are complete, true and accurate.

8.
The transferors warrant that Shanghai Saiyu is duly qualified to operate its main business within its existing business scope and owns a valid Multi-Area Value-Added Telecom Business Operation License which has been duly acquired and is valid; the Transferors will not unilaterally take any action that would impair Shanghai Saiyu’s existing business eligibility or any part thereof.

9.
As of the Execution Date, Shanghai Saiyu does not have any outstanding shareholders resolutions and documents other than the shareholder resolutions and documents that have been disclosed by the Transferors to the Transferees. Shanghai Saiyu does not have any valid resolutions or document of the board/ acting board since established.

10.
As of the Execution Date, Shanghai Saiyu does not have any other liabilities (“Undisclosed Liabilities”). If any Undisclosed Liabilities exist, the Transferors shall be fully liable for repayment of such liabilities. In the event of any loss to the Transferees or Shanghai Magma resulting from the Undisclosed Liabilities, the Transferors shall indemnify the loss in full amount. As of the Execution Date, Shanghai Saiyu has not violated any material aspect of laws relating to taxes, employees, insurance and property; has never suffered any administrative penalties or penalties imposed by mobile operators, and will not be subject to such penalties in the future due as a result of any action to date; and there does not exist any actual or threatened lawsuit.

11.
As of the Execution Date, Shanghai Saiyu does not have any outstanding contract, agreement or binding document other than the contracts, agreements and documents that have been disclosed by the Transferors to the Transferees.

12.	Business Code, fee standards, and other information provided by the Transferors to the Transferees is true and correct in all material aspects.

13.
The Transferors warrant that they explicitly understand that the purpose of the Transferees for executing this Agreement is to carry out Java and WAP business nationwide. The Transferors warrant that they will perform this Agreement in good faith and in all aspects to cause such purpose to be achieved. The Transferors warrant that, prior to handover of the company, they will promptly notify the Transferees of any event coming to their attention that might affect the contract purpose (including without limitation to changes in policies of operators and any event occurred in the process of preparation and filing, which is unpredictable at the time of execution hereof, etc.), and consult with the Transferees in good faith to work out countermeasures.

14.	Except the prior written consent of the Transferees has been acquired, the Transferors warrant that, as from the Execution Date till the Equity Transfer Closing Date:
1)	Shanghai Saiyu will remain in normal operation, and will send a notice to the Transferees to seek approval therefrom two (2) days prior to disbursement of any expenditure at or higher than RMB10, 000;

2)
No significant change (including without limitation the assignment or creation of any encumbrance or third parties’ rights) as to financial condition, status or prospect and the value and structure of assets or liabilities of Shanghai Saiyu will take place;

3)	Shanghai Saiyu will not change its equity structure and articles of association;

4)	Shanghai Saiyu shall use its best efforts to ensure that operation of Shanghai Magma be free from any negative influence.
15.	All statements, representations and warranties made by the Transferors hereunder are true and correct.

Article 6 Representations, Warranties and Covenants of the Transferee
1.	The Transferee is a legal person duly established and effectively existing under the PRC laws;

2.
The Transferee has the full rights to carry out the activities in connection with the equity transfer hereunder, and has obtained all the approval and/or authorization necessary for the execution and performance of this Agreement.

3.	The execution and performance of this Agreement by the Transferee do not contravene any law, articles of association, contract, agreement or other legal documents binding on the Transferee.

4.	This Agreement and the equity transfer have been approved by the relevant Ministry of Information Industry and the Industrial and Commercial authority;

5.	The Transferee shall perform its obligations of paying the Equity Transfer Price to the Transferor in strict compliance with the provisions hereof;

6.
Upon the completion of industrial and commercial registration in connection with the equity transfer hereunder, the Transferee shall replace any content (such as pictures, songs, and etc.) applied by the Transferors for use of business, and shall duly resolve the copyrights of the replaced content thereafter.

7.
The Transferees shall be responsible for filing the registration of the industrial and commercial authority, the annual inspection of the industrial and commercial authority, ministry of information industry, and the relevant work in connection with the annual inspection of the Multi-Area Value-Added Telecom Business Operation License, and shall be hold liable for all relevant expenses in connection with the filing above. The Transferors shall provide assistance.

8.
The Transferees agree that all revenue as of February 2007 received from the WAP services provided to Shanghai district is own by the Transferor. The Transferee shall transfer the relevant actual revenue as per received from the mobile operators to the Transferor, and shall deduct the relevant tax of the Company and personal income tax of the Transferor before payment.

ARTICLE 7: Confidentiality
Without the written approval of the other Parties, neither Party shall disclose the relevant content of this Agreement to any third parties other than the Parties hereto (not including the affiliates of the Parties and the professionals engaged by the Parties) prior to the Closing Date hereunder, except as explicitly required under the relevant PRC laws and regulations, relevant articles of association, or other applicable PRC laws and regulations.
Article 8 Expenses
The Transferors and the Transferees shall each be responsible for their respective taxes incurred in the equity transfer hereunder according to law.
Article 9 Issues not Mentioned
All the Parties agree to engage in further negotiations on issues not mentioned herein, and enter into supplemental agreement in writing, after the execution of this Agreement. The supplemental agreement shall constitute an integral part of this Agreement.
Article 10 Liabilities for Breach
1.	A Party hereto shall constitute a breach of this Agreement if such Party:
(1)	fails to perform any obligations hereunder;

(2)	Violates any representations, warranties and covenants hereunder;

(3)	Makes any false or misleading representations and warranties hereunder (either in good faith or bad faith).
2.
In the event of any breach of this Agreement as set forth above, the Party that is not hold liable shall have the right to request the Party hold liable to resolve the breach within thirty (30) days. In the event that the Party hold liable cannot resolve the breach within the time limit, the Party that is not hold liable shall have the right to terminate this Agreement, and the other Party shall indemnify any loss incur by the Party that is not hold liable.

Article 11 Dispute Resolution
Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation. If the Parties cannot resolve the dispute through amicable consultation within sixty (60) days after the occurrence thereof, such dispute shall be submitted for arbitration at the China International Economic and Trade Arbitration Commission according to its then effective arbitration rules. The arbitration award shall be final and binding upon the Parties. The location of arbitration shall be in Beijing.
Article 12 Governing Laws
The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC laws.
Article 13 Contractual Rights
Neither Party shall assign its rights hereunder without the prior written consent of the other Party. This Agreement shall be binding and inure to the benefit of the successors and approved assignees of the Parties hereto.
Article 14 Force Majeure
1.
For the purpose of this Agreement, “force majeure” event refers to any event beyond the reasonable control of the Parties that can not be predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, typhoon, flood, fire and other natural disasters, war, riot, strike or any other similar incidents. The Parties hereto acknowledge and agree, the non-performance by either Party of this Agreement due to force majeure event shall not constitute a breach in subsection 1 of Article 11 hereof, and the Party affected shall not be liable for any compensation or indemnity thereto.

2.
The Party affected by the force majeure event shall immediately notify the other Party of the occurrence of force majeure event via the most rapid means of communication available, and provide the other Party with documents specifying the details of the event and the reason for the non-performance, partial non-performance for delay of performance of this Agreement, and the Parties shall negotiate whether to postpone the performance of this Agreement or terminate this Agreement.

Article 15 Entire Agreement
This Agreement constitutes the entire representations and agreement between the Parties and supersede any oral or written representations, warranties, understandings and agreements concerning the subject matter hereof between the Parties prior to the execution hereof. The Parties acknowledge and agree, any representations or warranties not explicitly included herein shall not constitute the basis of this Agreement, nor constitute the basis for the determination of the rights and obligations of the Parties and the construction of the terms and conditions hereof.
Article 16 Notice
Any notice hereunder shall be in written form, in Chinese language, and delivered via registered mail, fax or other electronic means of communication. A notice shall be deemed to be duly given when it is delivered to the registered address of the receiving Party. If the notice is sent by registered mail, it shall be deemed to have been duly given on the date shown on the receipt thereof. If the notice is transmitted by facsimile, it shall be deemed to have been duly given on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation.
Transferees: Liang Ruan
Address: 15/F, Tower B, Gateway Plaza, No.18 Xia Guang Li, North Road, East Third Ring Chaoyang District, Beijing, 100027 P.R.China
Zip Code:
Tel.: 010 - 8455-5566
Fax:
Attention:
Transferors: Jianmei Wan
Address: 206-P, Fucang Road 485, QingFu District, Shanghai
Zip Code:
Tel.: 13910711990
Fax:
Attention:

Article 17 Language
This Agreement shall be written in Chinese language in six (6) originals, with each Party holding one (1) original thereof, the remaining shall be filed for approval and the industrial and commercial registration, each of which shall have equal legal validity.
Article 18 Supplemental Agreement or Exhibits
The supplements or revisions to this Agreement agreed upon and duly executed by the Parties shall be attached as the Exhibits hereto, constituting an integral part hereof.

SIGNATURE PAGE
In Witness Whereof, the Parties have executed this Agreement on the date first shown above.
Party A: Ruan Liang
Party B: Shi Yuqi
Party C: Li Jie
Party D: Wan Jianmei